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                                                                    EXHIBIT 10.3


                                   AGREEMENT

     This AGREEMENT is made effective as of February 18, 1998 by and between FIRSTBANK, N.A. (the "BANK") and RICHARD E. MORGAN, JR. ("EXECUTIVE").

     WHEREAS, the BANK desires to employ EXECUTIVE as Senior Vice President and Chief Credit Officer and to protect his position therewith for the period provided in this Agreement in the event of a Change in Control (as defined herein); and

     NOW, THEREFORE, in consideration of the foregoing and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.   Term Of Agreement

     The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first annual anniversary of the commencement date of this Agreement and continuing at each annual anniversary of the commencement date thereafter, the Board of Directors of the BANK ("Board") may extend the Agreement for an additional twelve (12) months. The Board will conduct a performance evaluation of EXECUTIVE for purposes of determining whether to extend the Agreement, and the results of the vote on any extension of this Agreement shall be included in the minutes of the Board's meeting.

2.   Payments To EXECUTIVE Upon Change In Control.

     (a) Upon the occurrence of a Change in Control (as herein defined) followed within twelve (12) months of the effective date of the Change in Control by the voluntary or involuntary termination of EXECUTIVE's employment, other than for Cause, as defined in Section 2(c) hereof, the provisions of Section 3 shall apply. For purposes of this Agreement, "voluntary termination" shall be limited to the circumstances in which EXECUTIVE elects to voluntarily terminate his employment within twelve (12) months of the effective date of a Change in Control following any demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits (other than a reduction affecting the Bank's personnel generally), or relocation of his principal place of employment by more than 35 miles from its location immediately prior to the Change in Control.

     (b) A "Change in Control" shall be deemed to occur if and when if and when
(a) an offeror other than the FirstBancorporation, Inc. (the "Holding Company"), the parent holding company of the BANK, purchases shares of the common stock of the Holding Company pursuant to a tender or exchange offer for such shares, (b) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company's then outstanding securities, (c) the membership of the board of directors of the Holding Company changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four
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month period (whether commencing before or after the date of adoption of this
Agreement) do not constitute a majority of the board of directors at the end of such period, or (d) shareholders of the Holding Company approve a merger, consolidation, sale or disposition of all or substantially all of the Holding Company's assets, or a plan of partial or complete liquidation.

     (c) EXECUTIVE shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause. The term "Termination for Cause" shall mean termination because of EXECUTIVE's intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. EXECUTIVE shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

3.   Termination

     (a) Upon the occurrence of a Change in Control, followed within twelve (12) months of the effective date of a Change in Control by the voluntary or involuntary termination of EXECUTIVE's employment other than Termination for Cause, the BANK shall be obligated to pay EXECUTIVE, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay, a sum equal to one and one-half (1 1/2) times Executive's annual compensation. For purposes of this Agreement, "annual compensation" shall mean and include all wages, salary and bonus, if any, paid (including accrued amounts) by the BANK as consideration for the Participant's service during the twelve (12) month period ending on the last day of the month preceding the effective date of a Change in Control, which is or would be includable in the gross income of the Participant receiving the same for federal income tax purposes. Such amount shall be paid to EXECUTIVE in a lump sum no later than thirty (30) days after the date of his termination.

     (b) Upon the occurrence of a Change in Control of the BANK followed within twelve (12) months of the effective date of a Change in Control by EXECUTIVE's voluntary or involuntary termination of employment, other than Termination for Cause, the BANK shall cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the BANK for EXECUTIVE prior to his severance. Such coverage and payments shall cease upon expiration of eighteen (18) months from the date of EXECUTIVE's termination.

     (c) Notwithstanding the preceding paragraphs of this Section 3, in the event that the aggregate payments or benefits to be made or afforded to EXECUTIVE under this Section, together with any other payments or benefits received or to be received by EXECUTIVE in connection with a Change in Control, would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then the payments or benefits to be provided under this Section 3 shall be reduced to the extent necessary to avoid treatment as an excess parachute payment with the allocation of the reduction among such payments and benefits to be determined by EXECUTIVE.


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4.   Effect On Prior Agreements And Existing Benefit Plans

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the BANK and EXECUTIVE, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to EXECUTIVE of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that EXECUTIVE is subject to receiving fewer benefits than those available to him without reference to this Agreement.

5.   No Attachment

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, EXECUTIVE and the BANK and their respective successors and assigns.

6.   Modification And Waiver

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.   Regulatory Suspension Or Removal

     (a) If EXECUTIVE is suspended and/or temporarily prohibited from participation in the conduct of the BANK's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act or similar statute, rule or regulations, the BANK's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the BANK may, in its discretion, (i) pay all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If EXECUTIVE is removed and/or permanently prohibited from participating in the conduct of the BANK's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the Federal

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Deposit Insurance Act or similar statute, rule or regulations, all obligations of the BANK under this Agreement shall terminate as of the effective date of that order.

8.   Severability

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

9.   Headings For Reference Only

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10.  Governing Law

     The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of South Carolina, unless preempted by Federal law as now or hereafter in effect.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty
(50) miles from the location of the BANK, in accordance with the rules of the American Arbitration Association then in effect.

11.  Source Of Payments

     All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the BANK.

12.  Payment Of Legal Fees

     All reasonable legal fees paid or incurred by EXECUTIVE pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the BANK if EXECUTIVE is successful on the merits pursuant to a legal judgment, arbitration or settlement.

13.  Successor To The BANK

     The BANK shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the BANK, expressly and unconditionally to assume and agree to perform the BANK's

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obligations under this Agreement, in the same manner and to the same extent that the BANK would be required to perform if no such succession or assignment had taken place.

14.  Signatures

     IN WITNESS WHEREOF, the BANK has caused this Agreement to be executed and its seal to be affixed hereunto by a duly authorized officer, and EXECUTIVE has signed this Agreement, all on the 18 day of February, 1998.


ATTEST:                                  FIRSTBANK, N.A.



/s/James L. Pate, III                    BY: /s/James A. Shuford, III
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         [SEAL]


WITNESS:


/s/Kim H. Gentry                             /s/Richard E. Morgan, Jr.
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                                            Richard E. Morgan, Jr.

NOTARY PUBLIC FOR SOUTH CAROLINA
MY COMMISSION EXPIRES 8-21-2000


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